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                                                                   EXHIBIT 10.20


                              EMPLOYMENT AGREEMENT


      THIS EMPLOYMENT AGREEMENT (this "Agreement") is dated as of July 28, 1998 (the "Effective Date") and is entered into between ARTISTdirect, LLC a California limited liability company (the "Company") and Donald Muller ("Employee").

                                 R E C I T A L S

      WHEREAS, the Company desires to employ Employee to serve the Company and its subsidiaries, and Employee desires to be so employed by the Company, on the terms and subject to the conditions hereinafter set forth.

      WHEREAS, the execution of this Agreement is a condition to the closing of the transactions contemplated in that certain Securities Purchase Agreement dated of even date herewith by and among the Company, The Ultimate Band List, LLC, a California limited liability company (the "UBL"), Constellation Venture Capital, L.P., a Delaware limited partnership, and Constellation Ventures (BVI), Inc., a British Virgin Islands corporation.

                                A G R E E M E N T

      NOW, THEREFORE, the parties hereto have agreed, and do hereby mutually agree, as follows:

1. Employment and Duties. Subject to the other terms and conditions set forth herein, the Company hereby employs Employee, and Employee agrees to be employed by the Company, as Co-Chief Executive Officer of the Company and all of its subsidiaries, including, without limitation, the UBL. As long as there is another Co-Chief Executive Officer of the Company or a particular subsidiary of the Company, Employee and such other Co-Chief Executive Officer shall be the most senior executives of the Company or such subsidiary, as applicable. At all times during the Term, if there is no other Co-Chief Executive Officer of the Company or a particular subsidiary of the Company, then Employee, alone, shall be the most senior executive of the Company or such subsidiary of the Company, as applicable. Employee shall report solely and directly to the "Company Board" (as defined below). For purposes of this Agreement, "Company Board" shall mean the Board of Directors of the Company, or, if none, the members of the Company. Subject to supervision by the Company Board and to the provisions of the Operating Agreement of the Company dated of even date herewith, as the same may be amended from time to time, Employee and the other Co-Chief Executive Officer of the Company shall have full authority over the day-to-day operations of the Company and all of its subsidiaries and over all officers and employees of the Company and/or its subsidiaries (other than the other Co- Chief Executive Officer of the Company and its subsidiaries) including the power to hire and, subject to contractual commitments and/or any required approvals of the compensation committee of the Company Board, or, if none, the Company Board (the "Committee"), fire employees.

2. Devotion. During the Term, Employee shall faithfully perform to the best of his ability and in a satisfactory manner all services and acts necessary or advisable as both (i) are consistent with his title and position and (ii) may be reasonably assigned to him by the Company Board. In addition, during the Term, Employee shall devote his business time, skill and energies exclusively to the business of the Company and its subsidiaries and affiliates from time to time (the "Subsidiaries").
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3. Principal Place of Employment. During the Term, Employee's place of employment shall be at the principal offices of the Company in the Los Angeles area; provided, however, it is agreed that Employee will be expected to travel from time to time at the Company's expense in accordance with the provisions of
Section 6(c) below.

4. Term. The term of Employee's employment (the "Term") shall commence on the Effective Date and continue for an initial period until July 27, 2001 (the "Initial Period"), unless terminated sooner as provided in Section 7 below. Beginning July 28, 2001 and upon each successive one (1) year anniversary thereof, the Term shall extend automatically for an additional one (1)-year period unless either the Company gives Employee or Employee gives Company written notice not less than ninety (90) and not more than one hundred twenty
(120) days prior to the end of the then-current period of its or his intention not to extend the Term; provided, however, that the Term may terminate earlier as provided in Section 7 below.

5. Compensation. For all services to be rendered by Employee hereunder, and for all rights granted the Company hereunder, Employee shall be paid by the Company the amounts set forth in this Section 5.

      (a) Base Salary. The Company shall pay Employee a base salary at the annual rate of ONE HUNDRED FIFTY THOUSAND DOLLARS ($150,000) for each twelve
(12)-month period of the Term, prorated for any portion thereof, payable in accordance with the Company's standard payment schedule for employees.

      (b) Guaranteed Bonuses. During each twelve (12)-month period of the Term, the Company shall pay Employee a guaranteed bonus in an amount equal to ONE HUNDRED THOUSAND DOLLARS ($100,000), prorated for any portion thereof, payable in arrears at the end of each three (3)-month period during such twelve
(12)-month period of the Term.

Amounts payable to Employee pursuant to this Section 5 shall be subject to required withholdings and reviewed for any increases annually by the Committee, provided that any adjustments shall be in the sole discretion of the Committee.

6. Employee Benefits; Reimbursement for Expenses.

      (a) Employee shall be entitled to participate in such Company retirement, profit sharing and pension plans and life and other insurance programs, as well as other benefits programs, which are available to other similarly situated employees of the Company at not less than the level generally afforded to the other most senior executives of the Company, subject to the Company's policies with respect to all of such benefits or insurance programs or plans; provided, however, that notwithstanding anything herein to the contrary, the Company shall not be obligated to institute or maintain any particular benefit or insurance program or plan or aspect thereof.

      (b) Employee shall be entitled to not less than three (3) weeks vacation during each year of the Term hereof to be scheduled at mutually agreeable times and accrued and taken in accordance with Company policy.

      (c) During the Term, the Company agrees to reimburse Employee for such reasonable, ordinary, necessary and authorized actual out-of-pocket expenses incurred by Employee in the performing of assigned duties subject to approval by the Company or the Company's designated agent, including but not limited to for business-related travel (business class, or, if unavailable, first class), hotel, meals, automobile allowance of $750 per month


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before taxes, telephone calls, buy-sell insurance premiums and entertainment. As an additional condition to the reimbursement of such expenses by the Company to Employee, Employee shall provide the Company with copies of all available invoices and receipts, and otherwise account to the Company in sufficient detail and with adequate documentation to allow the Company to confirm the business nature of the expenses and claim an income tax deduction for such paid items, if such items are deductible. The obligations of the Company to make the reimbursements specified hereunder shall survive any termination of the Term.

7. Termination.

      (a) The Company may terminate Employee's employment hereunder after the occurrence and during the continuance of any "Disability" (as defined below) of Employee, upon thirty (30) days' prior written notice to Employee. For purposes of this Agreement, "Disability" means Employee's incapacity to perform substantially all of his then current duties as required hereunder for one hundred eighty (180) days or more within any period of three hundred sixty-five
(365) consecutive days because of mental or physical condition, illness or injury, consistent with applicable state and federal law. In the event of any dispute regarding the existence of Employee's Disability, the matter will be resolved by the determination of a physician qualified to practice medicine in the State of California, selected by Employee and reasonably approved by the Company, or, failing such approval, by a majority of three physicians qualified to practice medicine in the State of California, one to be selected by the Company, one to be selected by Employee and the third to be selected by the two designated physicians. For this purpose, Employee will submit to appropriate medical examinations.

      (b) The Company may terminate Employee's employment hereunder for "Cause." For the purposes of this Agreement, "Cause" shall mean Employee shall have (i) committed fraud, embezzlement or material dishonesty against the Company or any of its Subsidiaries or an act of moral turpitude; (ii) engaged in gross negligence or willful misconduct in the performance of Employee's duties hereunder; (iii) been convicted of, or pleaded nolo contendere to, any felony;
(iv) breached any material provision hereof or failed to perform any material duty assigned to Employee in accordance with the terms hereof; or (v) materially misappropriated for his own purpose and benefit any property or opportunity of the Company, or any Subsidiary or other affiliated entity of Company. Notwithstanding anything to the contrary contained herein, none of the foregoing events or circumstances (other than clause (iii) above) shall constitute "Cause" for purposes of this Agreement unless the Company gives Employee written notice delineating the claimed event or circumstance and setting forth the Company's intention to terminate Employee's employment if such claimed event or circumstance is not capable of remedy or is not duly remedied within a reasonable period following such notice (not to exceed sixty (60) days), if capable of remedy, and Employee fails to remedy such event or circumstance within such reasonable period.

      (c) The employment of Employee hereunder shall be automatically terminated on the date of Employee's death.

      (d) Employee may terminate his employment hereunder forthwith at any time for "Good Reason" (as hereinafter defined) upon written notice to the Company. For purposes of this Section 7(d), "Good Reason" shall mean the occurrence of any of the following: (i) a material reduction or adverse change in, or a change that is materially inconsistent with, Employee's responsibilities, duties, authority, reporting, power, functions, title, working conditions or status;
(ii) a reassignment of Employee to a geographic location in excess of thirty-five (35) miles from the Company's current principal offices; or (iii) a material breach by the Company of any of its obligations to Employee hereunder. Notwithstanding anything to the


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contrary contained herein, none of the foregoing events or circumstances shall constitute "Good Reason" for purposes of this Agreement unless the Employee gives Company written notice delineating the claimed event or circumstance and setting forth the Employee's intention to terminate Employee's employment if such claimed event or circumstance is not capable of remedy or is not duly remedied within a reasonable period following such notice (not to exceed sixty
(60) days), if capable of remedy, and Company fails to remedy such event or circumstance within such reasonable period.

      (e) If Employee's employment is terminated pursuant to this Section 7, Employee shall be entitled to, and the Company's obligation hereunder shall be limited to, (i) the payment of the compensation (including, without limitation, guaranteed bonus) accrued under Section 5 above to the effective date of such termination and (for any termination other than pursuant to Section 7(b) above) a pro rata portion of (A) any bonuses or incentive compensation payable with respect to any period commencing prior to the termination date but not expired as of the termination date, or (B) if no such bonuses or incentive compensation is payable with respect to such period, so long as the Company's earnings before interest, taxes, depreciation and amortization ("EBITDA") during the fiscal year of the Company prior to the fiscal year in which the termination occurs was not more than 150% higher than the EBITDA of the Company during the fiscal year in which the termination occurs, any bonus or incentive compensation paid to Employee with respect to the prior Contract Year; (ii) any approved unreimbursed expenses and other accrued employee benefits (as described above) through the date of termination; and (iii) the additional compensation provided in Section 7(f) below, if any.

      (f) If Employee's employment is terminated:

            (i) by the Company pursuant to 7(a) above, Employee will receive the benefit of any Company disability plans; or

            (ii) (A) by the Company other than pursuant to Sections 7(a), 7(b) or 7(c) above, or (B) by Employee pursuant to Section 7(d) above, the Company shall continue to pay to Employee Employee's salary in equal monthly installments, and Employee's guaranteed bonuses in equal quarterly installments, in each case at the annualized levels being paid to Employee pursuant to Section 5 above at the time of such termination, for a period of twelve (12) consecutive months after the effective date of such termination, and less required withholdings. In addition, during such twelve (12)-month period, Employee shall be entitled to continued participation in all of the Company's employee benefit plans, including, without limitation, continued accrual for retirement benefits and continued coverage under any Company medical, hospitalization, or life insurance plan; provided, however, that the Company may, at its option, in lieu of continuing Employee's participation in any or all such benefit plans, pay Employee a lump sum equal to the aggregate cost to the Company of Employee's participation in the benefit plan in which Employee shall no longer participate, which lump sum shall be calculated based upon the cost to the Company of Employee's participation in such benefit plan immediately prior to the termination of Employee's employment. The parties hereto agree that the payments set forth in this Section 7(f)(ii) constitute fair compensation and the sole remedy for damages for any termination by the Company other than pursuant to
Section 7(a), 7(b) or 7(c) above, or by Employee pursuant to Section 7(d) above.

      (g) Employee shall have no duty of mitigation and shall not be subject to any right of offset with respect to any compensation received by Employee on or after the termination of his employment.


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      (h) Nothing in this Agreement shall be deemed a release or waiver of right to any medical or other employee benefits available to Employee on or after the effective date of termination of the executive's employment by the Company under any federal, state or local law that provides for the continuation of any medical or other employee benefits after employment.

8. Rights to Works. In return for the consideration described herein, Employee agrees as follows:

      (a) All programs, inventions, recordings and work product of any nature made pursuant to this Agreement or otherwise in the course of Employee's services and Employee's contributions thereto (hereinafter referred to as "Works") shall belong solely and exclusively to the Company. The Company shall have the perpetual and exclusive right to use, exhibit, distribute, or license throughout the universe, any Work or part thereof in which Employee's services are utilized by all forms of audio, visual, textual, digital, electronic or other distribution that are now known or may hereafter exist, and otherwise exploit such Works in such media, forums and for such uses throughout the universe as it deems appropriate; provided, however, that no likeness or quote of Employee shall be used without Employee's written consent. All revenues derived by the Company from the use, exhibition, distribution, licensing, or other exploitation of such Works shall be the sole and exclusive property of the Company.

      (b) To the extent that the Works are considered: (i) contributions to collective works and/or (ii) as parts or components of audiovisual works, the parties hereby expressly agree that the Works shall be considered "works made for hire" under the United States Copyright Act of 1976, as amended (17 U.S.C.
Section 101 et seq.). In accordance therewith, the sole right of copyright in and to the Works shall belong exclusively to the Company in perpetuity. To the extent that the Works are deemed works other than contributions to collective works and/or parts or components of audiovisual works, Employee hereby assigns to the Company all rights, title and interest in and to the copyrights of such Works and all renewals and extensions of the copyrights that may be secured under the laws now or hereafter in force and effect in the United States of America or any other country or countries. At the Company's reasonable written request and sole expense, Employee shall execute, verify, acknowledge, deliver and file any and all formal assignments, recordations and any and all other documents that the Company may prepare and reasonably call for to give effect to the provisions of this Agreement. If Employee fails to execute any such document or instrument, or perform any such act, within ten (10) business days, Employee shall be deemed to have irrevocably constituted and appointed the Company, with full power of substitution, to be Employee's true and lawful attorney, in Employee's name, place, and stead, to execute, acknowledge, swear to, and file all instruments, conveyances, certificates, agreements, and other documents, and to take any action which may be necessary or appropriate to effect the provisions of this Section 8. The powers of attorney granted herein shall be deemed to be coupled with an interest and shall be irrevocable.

      (c) It is understood that the rights granted to the Company in this
Section 8 shall continue in effect after the termination or expiration of this Agreement to the extent necessary for the Company's full enjoyment of such rights.

      (d) All provisions of this Agreement relating to the assignment by Employee of any invention or innovation are subject to the provisions of California Labor Code Sections 2870, 2871 and 2872. In accordance with Section 2870 of the California Labor Code, the obligation to assign as provided in this Agreement does not apply to an invention or innovation that Employee developed entirely on his own time without using the Company's equipment, supplies, facilities, or trade secret information except for those inventions that either:
(i) relate to


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either (A) the business of the Company or any of its Subsidiaries at the time of conception or reduction to practice of the invention, or (B) actual or demonstrably anticipated research or development of the Company or any of its Subsidiaries; or (ii) result from any work performed by Employee for the Company or any of its Subsidiaries.

      (e) Employee shall disclose all inventions and innovations to the Company, even if Employee does not believe that he or she is required under this Agreement, or pursuant to California Labor Code Section 2870, to assign his interest in such invention or innovation to the Company. If the Company and Employee disagree as to whether or not an invention or innovation is included within the terms of this Agreement, it will be the responsibility of Employee to prove that it is not included.

9. Noncompetition; Nonsolicitation. In recognition of the considerations described herein, Employee agrees that for so long as Employee is employed by the Company, and until the "Expiration Date" (as defined below), Employee will not, directly or indirectly, without the prior written consent of the Company:

      (a) enter into the employ of, or render any services to, any person, firm or business entity engaged in any business that at that time is competitive with the business of the Company or any Subsidiary (a "Competitive Business"), including, without limitation, any business that:

            (i) anywhere in the world: (A) operates a meta-music index or search engine on the World Wide Web; or (B) sells or offers to sell through a World Wide Web site music-related products or services, including, without limitation, any devices or other means, whether utilizing technology existing as of the date hereof or devised hereafter, on or by which sound may be recorded, transmitted or reproduced, with or without a visual reproduction, primarily for home and/or consumer use, including, without limitation, analog disc records, analog tape cassettes, compact discs, mini-discs, digital audio tapes, video cassettes, laser discs, and downloading via the internet ("Records"); or

            (ii) within a fifty (50) mile radius of the principal office of the Company or the relevant Subsidiary: (A) plans, develops, produces, and/or promotes live musical or new media events; (B) represents musical artists for personal appearance tours and live concerts, and/or clients involved in new media endeavors; or (B) engages in the creation, distribution, marketing and/or promotion of Records;

      (b) engage in any Competitive Business for Employee's own account;

      (c) become interested in any Competitive Business as an individual, partner, shareholder (other than as described below), creditor, director, officer, principal, agent, employee, trustee, consultant, advisor, franchisee or in any other relationship or capacity;

      (d) authorize his name or reputation to be used by any Competitive
Business;

      (e) contact or solicit, or attempt to contact or solicit, for Employee's own account or any account other than that of the Company or any Subsidiary, any person or business entity that was a client or customer of the Company or any Subsidiary within the six (6)-month period preceding the effective date of the termination of Employee's employment;

      (f) contact or solicit, or attempt to contact or solicit, for Employee's own account or any account other than that of the Company or any Subsidiary, any person or business entity


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that has been contacted, orally or in writing, by the Company or any affiliated entity of the Company as a potential customer or client within the six (6)-month period preceding the effective date of the termination of Employee's employment; or

      (g) hire, subcontract, employ or engage, or contact or solicit, or attempt to contact or solicit, for the purpose of hiring, contracting, employing or engaging, for Employee's own account or any account other than that of the Company or any Subsidiary, any person or entity (other than Employee's personal assistant) who was an employee or exclusive subcontractor of the Company or any affiliated entity of the Company at any time during the six (6)-month period preceding the effective date of the termination of Employee's employment;

provided, however, that nothing contained in this Section 9 shall be deemed to prohibit Employee from acquiring or holding, solely for investment, publicly traded securities of any corporation some of the activities of which are competitive with the business of the Company so long as such securities, in the aggregate, constitute less than five percent (5%) of any class or series of outstanding securities of such corporation. For purposes of this Section 9, the "Expiration Date" shall mean the later of (i) the expiration of the then current period of the Term and (ii) the date one (1) year after the effective date of the termination of Employee's employment pursuant to Section 7 above; provided, however, that in the case of either the Company's termination of Employee's employment other than pursuant to Sections 7(a) or 7(b) above or Employee's voluntary resignation pursuant to Section 7(d) above, the "Expiration Date" shall mean the effective date of the termination of Employee's employment.

10. Trade Secrets. During the term of this Agreement and at all times thereafter, Employee shall hold in secrecy all trade secrets and confidential information relating to the Company's (and its affiliates') business and affairs that may come to his knowledge or have come to his knowledge while employed by the Company (excluding information that is or becomes publicly known or available for use through no fault of Employee), including but not limited to:
(a) matters of a business nature, such as confidential information about costs, profits, markets, sales, lists of customers, lists of clients and other information of a similar nature, (b) confidential plans or strategies for development of the business of the Company and (c) confidential matters of a technical nature. Except as required in the performance of his duties to the Company under this Agreement, Employee shall not use for his own benefit or disclose to any person, directly or indirectly, such matters unless such use or disclosure has been specifically authorized in writing by the Company in advance.

11. Employee's Representations. Employee hereby represents and warrants that:
(a) he has the right to enter into this Agreement and to grant the rights granted by him herein, (b) the provisions of this Agreement do not violate any other contracts or agreements to which he is a party and that would adversely affect his ability to perform his obligations hereunder, and (c) he will comply with all policies of the Company of which he has notice, provided they are consistent with applicable laws.

12. The Company's Representations. The Company hereby represents and warrants that: (a) it has the right, power and authority to enter into this Agreement and to incur the obligations incurred by it herein, (b) this Agreement has been duly and validly authorized by the Company, and (c) the provisions of this Agreement do not violate any other contracts or agreements to which it is a party that would adversely affect its ability to perform its obligations hereunder.

13. Indemnification. The Company agrees that Employee shall be entitled to indemnification and payment or reimbursement of expenses (including, without limitation, attorneys' fees and expenses) to the fullest extent provided to employees in the Company's Operating Agreement,


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as in effect on the date hereof, and as it may be amended (but in no event on terms less favorable to Employee than those in effect on the date hereof), for all damages, losses and expenses incurred by Employee in connection with any third-party claim, action, suit or proceeding that arises from Employee's services and/or activities (other than Employee's gross negligence or willful misconduct) as an officer and/or employee of the Company or any affiliate thereof. This Section 13 shall survive any termination of the Term.

14. Voting Agreement. In consideration of the Company's execution and delivery of this Agreement, Employee shall execute and deliver a Voting Agreement and Power of Attorney substantially in the form attached hereto as Exhibit A.

15. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal substantive laws (and not the laws of choice of laws) of the State of California.

16. Costs. If either party brings any legal action against the other to enforce its rights under this Agreement, the prevailing party in such dispute shall be entitled to recover from the other party all reasonable fees, costs and expenses actually incurred in enforcing its rights under this Agreement including, without limitation, the reasonable fees and expenses of attorneys, accountants and expert witnesses, which shall include, without limitation, all fees, costs and expenses of appeals and of enforcement.

17. Entire Agreement. This Agreement constitutes the whole agreement of the parties hereto in reference to any employment of Employee by the Company and in reference to the subject matter hereof, and all prior agreements, promises, representations and understandings relative thereto are merged herein.

18. Assignability.

      (a) In the event that the Company shall merge or consolidate with any other corporation, partnership or business entity or all or substantially all the Company's business or assets shall be transferred in any manner to any other corporation, partnership or business entity, such successor shall thereupon succeed to, and be subject to, all rights, interests, duties and obligations of, and shall thereafter be deemed for all purposes hereof to be, the Company hereunder and the Company shall obtain a written assumption agreement from such successor prior to completion of any such merger, consolidation or sale of assets.

      (b) This Agreement is personal in nature and neither of the parties hereto shall, without the written consent of the other party hereto, assign or transfer this Agreement or any rights or obligations hereunder, except by operation of law or pursuant to the terms of Section 18(a) above.

      (c) Nothing expressed or implied herein is intended or shall be construed to confer upon or give to any person, other than the parties hereto, any right, remedy or claim under or by reason of this Agreement or of any term, covenant or condition hereof.

19. Remedies. Any material breach, violation or evasion by Employee of the terms of this Agreement, including specifically, but not limited to, Sections 8, 9 and 10 above, would result in immediate and irreparable injury and harm to the Company, and would cause damage to the Company in amounts difficult to ascertain and for which Company's remedies and defenses at law would be inadequate. Accordingly, in the event of any such breach or threatened breach, the Company shall be entitled to, and Employee hereby consents to the entry of, the remedies


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or injunction and specific performance, or either of such remedies, as well as all other remedies to which the Company may be entitled, at law, in equity or otherwise.

20. Covenants Reasonable as to Time and Territory. Employee and the Company have considered carefully the nature and extent of the restrictions set forth in this Agreement and the rights and remedies conferred upon the Company under this Agreement, and hereby acknowledge and agree that (i) the same are reasonable in time and territory (ii) and that the consideration provided to the Employee hereunder is sufficient to compensate the Employee for the restrictions contained in this Agreement.

21. Amendments; Waivers. This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance. Any amendment to a material term of this Agreement shall require the approval of the Committee. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of the breach of any term or provision contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

22. Notice. All notices, consents, requests and other communications hereunder shall be in writing and, if given by personal delivery, shall be deemed to have been validly served, given or delivered upon actual delivery and, if mailed or delivered by overnight courier, shall be deemed to have been validly served, given or delivered when deposited in the United States mail, as registered or certified mail, with proper postage prepaid, or when deposited with the courier


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service, and addressed to the party or parties to be notified, at the following addresses (or such other address(es) as a party may designate for itself by like notice):

      If to Employee:       Donald Muller
                            20324 Howard Ct.
                            Woodland Hills, CA 91364

      If to the Company:    Artist Direct, LLC
                            17835 Ventura Blvd.
                            Suite 310
                            Encino, California  91316

      With a copy to:       Lenard & Gonzalez LLP
                            1900 Avenue of the Stars
                            Twenty-Fifth Floor
                            Los Angeles, California  90067
                            Attn: Allen D. Lenard, Esq.

23. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent that a restrictive covenant contained herein may, at any time, be more restrictive than permitted under the laws of any jurisdiction where this Agreement may be subject to review and interpretation, the terms of such restrictive covenant shall be those allowed by law and the covenant shall be deemed to have been revised accordingly. Each and every term of this Agreement shall be enforced to the fullest extent permitted by law.

24. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original and both of which together shall be deemed one Agreement.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

"EMPLOYEE"                                 "COMPANY"

                                           ARTISTdirect, LLC
------------------------------
Donald Muller
                                           By:
                                                --------------------------------
                                                Marc Geiger
                                           Its: Member


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